EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-51671-01, 333-51759, 333-61913 and 333-99499-01 and Form S-8 Nos. 333-38878, 333-12117, 333-29759 and 333-55901) and related Prospectuses of Highwoods Properties, Inc. and in the Registration Statements (Form S-3 Nos. 333-51671 and 333-99499) and related Prospectus of Highwoods Realty Limited Partnership of our report dated February 20, 2004, except for Note 19 as to which the date is March 2, 2004, with respect to the consolidated financial statements and schedules of Highwoods Properties, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Raleigh, North Carolina

March 10, 2004